CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, par value $.50 per share, with associated rights to purchase Smithfield Foods, Inc. Series A Junior Participating Preferred Stock(3)	24,909,746	$13.85	$344,999,982	$19,251

(1)	Includes shares of common stock which may be purchased by the underwriters to cover over-allotments, if any.

(2)

This “Calculation of Registration Fee” table updates the “Calculation of Registration Fee” table in the Company’s Registration Statement of Form S-3 (File No. 333-143727) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.

(3)

Each share of common stock will be issued with an associated right to purchase Smithfield Foods, Inc.’s Series A Junior Participating Preferred Stock in accordance with the Rights Agreement, dated as of May 30, 2001, between Smithfield Foods, Inc. and Computershare Investor Services, LLC, as rights agent.

Filed Pursuant to Rule 424(b)(5)

File No. 333-143727

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 14, 2007)

21,660,649 Shares

COMMON STOCK

Smithfield Foods, Inc. is offering 21,660,649 shares of our common stock, par value $.50 per share. Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “SFD.” The closing price of our common stock on the NYSE on September 16, 2009 was $14.18 per share.

Investing in shares of our common stock involves significant risks. See the “Risk Factors” beginning on page S-4 of this prospectus supplement and discussed in our Annual Report on Form 10-K for the fiscal year ended May 3, 2009 and the “Risk Factors” beginning on page 40 of our Quarterly Report on Form 10-Q for the quarter ended August 2, 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Price to the public	$13.8500	$299,999,989
Underwriting discounts and commissions	$0.6042	$13,087,364
Proceeds to Smithfield Foods, Inc. (before expenses)	$13.2458	$286,912,625

We have granted the underwriters an option exercisable for a period of 30 days from the date of this prospectus supplement to purchase, from time to time, up to an aggregate of 3,249,097 additional shares of common stock at the public offering price, less the underwriting discount, to the extent the underwriters sell more than 21,660,649 shares of common stock in this offering.

The underwriters expect to deliver the shares of the common stock against payment in New York, New York on or about September 22, 2009.

Joint Book-Running Managers

Morgan Stanley	Goldman, Sachs & Co.	Barclays Capital	J.P.Morgan

Senior Co-Managers

Rabo Securities USA, Inc.	BMO Capital Markets

Co-Managers

ING Wholesale	Societe Generale	Piper Jaffray

September 16, 2009

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find More Information” in the accompanying prospectus.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

In making your investment decision, you should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus may be used only for the purpose for which they have been prepared. We have not, and the underwriters have not, authorized any other person to provide you with any other information. If you receive any other information, you should not rely on it. We and the underwriters are offering to sell our shares of common stock only in places where offers and sales are permitted.

You should not assume that the information provided in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement or the date of the accompanying prospectus or that the information incorporated by reference in this prospectus supplement is accurate as of any date other than the date of the incorporated document. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date on the cover of this prospectus supplement.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference herein may contain forward-looking statements with respect to our current views and estimates of future economic circumstances, industry conditions in domestic and international markets, our performance, financial condition, liquidity and financial results. These forward-looking statements are subject to a number of factors and uncertainties that could cause our actual results and experiences to differ materially from the anticipated results and expectations expressed in such forward-looking statements. Readers should not place undue reliance on any forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data. Among the factors that may cause actual results and experiences to differ from the anticipated results and expectations expressed in such forward-looking statements are the following:

•	fluctuations in the commodity prices for livestock (primarily hogs) and grains;

•	fluctuations in the prices and availability of other raw materials and fuel;

•	outbreaks of disease among or attributed to livestock, which can significantly affect production, the supply of raw materials, demand for our products and our business;

•

any perceived or real health risks related to the food industry or increased regulation, which could adversely affect our ability to sell our products, such as the impact of the recent outbreak of the A(H1N1) virus;

S-ii

•	compliance with and changes to environmental laws, and litigation related to environmental laws;

•	actions by domestic and foreign governmental authorities restricting our ability to own livestock or to engage in farming or restricting such operations generally;

•	risks related to our level of indebtedness and the terms of our indebtedness;

•	our ability to successfully execute and implement the pork restructuring plan;

•	risks associated with our international sales and operations;

•	hedging risk and risks related to changes in interest rates and foreign exchange rates;

•	adverse results from litigation;

•	changes in the availability and relative costs of labor and our ability to maintain good relationships with employees and labor unions;

•	consolidation of our customers;

•	any impairment in the carrying value of goodwill, which could negatively impact our consolidated results of operations and net worth;

•	the effect of, or changes in, national or global economic conditions; and

•

those factors listed under the “Risk Factors” section of this prospectus supplement and under the items entitled “Risk Factors” in the Company’s annual report filed on Form 10-K for the year ended May 3, 2009 (incorporated by reference herein) and the Company’s quarterly report filed on Form 10-Q for the quarter ended August 2, 2009 (incorporated herein by reference).

In addition to these factors, actual future performance, outcomes and results may differ materially because of more general factors including (without limitation) general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes. See also “Where You Can Find More Information” in this prospectus supplement.

S-iii

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all the information that you should consider before investing in our common stock. You should carefully read the entire prospectus supplement, including the section entitled “Risk factors” on page S-4, the accompanying prospectus, our Annual Report on Form 10-K for the year ended May 3, 2009, our Quarterly Report on Form 10-Q for the quarter ended August 2, 2009, our financial statements and the related notes and the other documents incorporated into this prospectus supplement and the accompanying prospectus by reference, before making an investment decision. Except as otherwise noted, all information in this prospectus supplement and the accompanying prospectus assumes no exercise of the underwriters’ option to purchase additional shares of our common stock.

Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “Smithfield,” “we,” “our,” “us” and the “Company” are to Smithfield Foods, Inc. and its consolidated subsidiaries.

Our Company

Smithfield Foods, Inc., together with its subsidiaries, began as a pork processing operation called The Smithfield Packing Company, founded in 1936 by Joseph W. Luter and his son, Joseph W. Luter, Jr. Through a series of acquisitions starting in 1981, we have become the largest pork processor and hog producer in the world.

We produce and market a wide variety of fresh meat and packaged meat products both domestically and internationally. We operate in a cyclical industry and our results are significantly affected by fluctuations in commodity prices for livestock (primarily hogs) and grains. Additionally, some of the key factors influencing our business are customer preferences and demand for our products; the ability to maintain and grow relationships with customers; the introduction of new and innovative products to the marketplace; accessibility to international markets for our products, including the effects of any trade barriers; and operating efficiencies of our facilities.

We conduct our operations through five reporting segments: Pork, International, Hog Production, Other and Corporate, each of which is comprised of a number of subsidiaries, joint ventures and other investments. The Pork segment consists mainly of our three wholly-owned U.S. fresh pork and packaged meats subsidiaries. The International segment is comprised mainly of our meat processing and distribution operations in Poland, Romania and the United Kingdom, as well as our interests in meat processing operations, mainly in Western Europe, Mexico and China, including our 37% interest in Campofrío Food Group, the largest pan-European company in the packaged meat sector and one of the five largest worldwide. The Hog Production segment consists of our hog production operations located in the U.S., Poland and Romania as well as our interests in hog production operations in Mexico. The Other segment is comprised of our turkey production operations, our 49% interest in Butterball, and through the first quarter of fiscal 2010, our live cattle operations. The Corporate segment provides management and administrative services to support our other segments.

Over the past few decades, we have completed numerous acquisitions. Recently, our overall focus has shifted from acquisitions to integration, driving operating efficiencies and growing our packaged meats business to fully leverage the benefits of our prior acquisitions. Additionally, we are currently focused on reducing and restructuring our debt and eliminating non-core or under-performing businesses.

Recent Developments

Additional Senior Secured Notes Offering

On July 2, 2009, we issued $625 million in principal amount of our 10% Senior Secured Notes due 2014 (the “Initial Senior Secured Notes”) at a price equal to 96.201% of their face value. On August 14, 2009, we issued an additional $225 million in principal amount of our 10% Senior Secured Notes due 2014 (the “Additional Senior Secured Notes”) at a price equal to 104.0% of their face value. The Initial Senior Secured Notes and the Additional Senior Secured Notes constitute one series of notes and were issued under the same indenture and with identical terms and conditions (other than the issue date and issue price).

Termination of European Credit Facility

On August 14, 2009, we repaid in full all of our obligations under the Multicurrency Revolving Facility Agreement, dated August 22, 2006 among the Company, Smithfield Capital Europe BV, the subsidiary guarantors party thereto, BNP Paribas and Societe General Corporate & Investment Banking, as Arrangers, the lenders party thereto, and Societe Generale as Agent and Security Agent (as amended, the “European Credit Facility”) from the proceeds of our August 14, 2009 offering of Additional Senior Secured Notes, together with other available cash. The European Credit Facility was terminated and, as of the date of this prospectus supplement, we do not have any outstanding obligations under such facility.

Increase of Authorized Shares of Common Stock

On August 26, 2009, our shareholders approved an amendment to our Articles of Incorporation to increase the number of authorized shares of our common stock from 200 million to 500 million.

THE OFFERING

The following is a brief summary of some of the terms of this offering. For a more complete description of our common stock, see “Description of Common Stock” in this prospectus supplement. In this summary, the words “Smithfield,” “we,” “us” and “our” refers only to Smithfield Foods, Inc. and not any of its subsidiaries.

Issuer	Smithfield Foods, Inc.

Common stock offered	21,660,649 shares (or 24,909,746 shares if the underwriters’ over-allotment option is exercised in full), including associated rights to purchase one two-thousandth of a share of our Series A Junior Participating Preferred Stock.

Option to purchase additional shares of common stock	We have granted the underwriters an option exercisable for a period of 30 days from the date of this prospectus supplement to purchase up to an additional 3,249,097 shares of common stock at the public offering price, less the underwriting discount, to cover over-allotments, if any.

Common stock to be outstanding immediately following offering	165,237,491 shares (assuming no exercise of the underwriters’ over-allotment option)[1]

NYSE Symbol	SFD

Use of Proceeds	We estimate that the net proceeds from the sale of shares of common stock in this offering will be approximately $286.5 million (or approximately $329.6 million if the over-allotment option is exercised in full) after deducting estimated underwriting discounts and our expenses related to this offering. We intend to use the net proceeds from this offering for working capital and general corporate purposes, with a goal of continuing to strengthen our balance sheet, which may include the retirement of debt. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of certain factors that you should consider carefully before deciding to invest in shares of our common stock.

(1)	The number of shares of common stock that will be outstanding after this offering is based on the number of shares outstanding on September 11, 2009 and excludes:

•	2,144,703 shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $22.67 per share;

•	782,000 outstanding performance share units;

•	11,136,277 shares reserved for future issuance under our equity incentive plans, including shares reserved for future issuance under equity incentive plans not approved by stockholders;

•	22,922,600 shares reserved for issuance upon the conversion of our 4.00% Convertible Senior Unsecured Notes due 2013; and

•	35,265,600 shares reserved for issuance upon the exercise of outstanding warrants to purchase shares of our common stock.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described in our Annual Report on Form 10-K for the year ended May 3, 2009 and our Quarterly Report on Form 10-Q for the quarter ended August 2, 2009, as supplemented by the discussion below, and all of the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. The risks and uncertainties described below and in such incorporated documents are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occurs, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements” in this prospectus supplement.

Risks Related to This Offering and Our Common Stock

The market price of our common stock has been and may continue to be volatile, which could cause the value of your investment to decline.

The market price of our common stock has experienced, and may continue to experience, significant volatility. During the period from September 1, 2008 to September 1, 2009, our common stock has fluctuated from a high of $23.40 per share to a low of $5.40 per share. Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock. In addition to the risk factors discussed in our Annual Report on Form 10-K for the year ended May 3, 2009, our Quarterly Report on Form 10-Q for the quarter ended August 2, 2009 and the other documents incorporated herein by reference, the price and volume volatility of our common stock may be affected by:

•	our operating and financial performance and prospects;

•	our ability to repay our debt;

•	our access to financial and capital markets to refinance our debt or our ability to repay indebtedness under our senior secured notes, our senior unsecured notes and our asset-based credit facility;

•	investor perceptions of us and the industry and markets in which we operate;

•	our dividend policy;

•	future sales of equity or equity-related securities;

•	changes in earnings estimates or buy/sell recommendations by analysts;

•	regulatory changes affecting our industry generally or our business and operations; and

•	general financial, domestic, international, economic and other market conditions.

In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our common stock, regardless of our operating performance.

Future sales of our common stock or the issuance of other equity may adversely affect the market price of our common stock.

Except as described under the heading “Underwriting,” we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. As part of this offering, we expect to issue 21,660,649 shares of common stock (or up to 24,909,746 shares of common stock if the underwriters exercise their over-allotment option in full). The issuance of additional shares of our common stock in this offering, or other issuances of our common stock or convertible securities, including our outstanding options, our performance share units and our convertible notes, or otherwise, will dilute the ownership interest of our common stockholders.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

Our common stock is an equity security and is subordinate to our existing and future indebtedness.

The shares of common stock are equity interests and do not constitute indebtedness. As such, the shares of common stock will rank junior to all of our indebtedness and to other non-equity claims on us and our assets available to satisfy claims on us, including claims in a bankruptcy, liquidation or similar proceeding. Our existing indebtedness restricts, and future indebtedness may restrict, payment of dividends on the common stock.

Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of common stock, (i) dividends are payable only when and if declared by our board of directors or a duly authorized committee of the board, and (ii) as a corporation, we are restricted to only making dividend payments and redemption payments out of legally available assets. Further, the common stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the voting rights available to stockholders generally.

Because we are a holding company that conducts our operations through our subsidiaries, our ability to meet our obligations, including payment of dividends on our common stock, depends on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or advance or repay funds to us. In addition, any of our rights (including the rights of the holders of our common stock) to participate in the assets of any of our subsidiaries upon any liquidation or reorganization of any subsidiary will be subject to the prior claims of that subsidiary’s creditors (except to the extent we may ourselves be a creditor of that subsidiary), including that subsidiary’s trade creditors and our creditors who have obtained guarantees from the subsidiaries. As a result, our common stock will be subordinated to our and our subsidiaries’ obligations and liabilities, which include borrowings under international notes and credit facilities, capital leases, with respect to our senior secured notes, our senior unsecured notes, our asset-based credit facility and our $200 million term loan with Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch (the “Rabobank Term Loan”).

We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We do not expect to pay cash dividends on our common stock, including the common stock issued in this offering. Our ability to declare and pay cash dividends on our capital stock may be limited by the terms of our existing indebtedness, including our senior secured notes, our senior unsecured notes, our asset-based credit facility and the Rabobank Term Loan, and any indentures or other financing arrangements that we enter into in the future. For example, the indentures governing our senior secured notes and our senior unsecured notes restrict our ability to make payments of dividends in cash if certain coverage ratios are not met. As of August 2, 2009, we did not meet those coverage ratios. Even if such coverage ratios were met in the future, any future dividend payments are within the absolute discretion of our board of directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, contractual restrictions, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our board of directors may deem relevant. We may not generate sufficient cash from operations in the future to pay dividends on our common stock. See “Dividend Policy.”

The issuance of shares of preferred stock could adversely affect holders of common stock, which may negatively impact your investment.

Our board of directors is authorized to cause us to issue additional classes or series of preferred stock without any action on the part of the Company’s stockholders. The board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred shares that may be issued, including the designation, preferences, limitations and relative rights over the common stock with respect to dividends or upon the liquidation, dissolution or winding up of our business and other terms. If we issue preferred shares in the future that have a preference over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding up, or if we issue preferred shares with voting rights that dilute the voting power of the common stock, the rights of holders of the common stock or the market price of the common stock could be adversely affected.

Certain provisions of our articles of incorporation and by-laws and Virginia law and our shareholder rights plan may enable our management to resist an unwelcome takeover attempt by a third party.

Our organizational documents and Virginia law contain provisions that might discourage, delay or prevent a change in the control of our company or a change in our management. Our board of directors may also choose to adopt further anti-takeover measures without stockholder approval. In addition, our shareholder rights plan may deter a potential hostile acquisition or tender offer. See “Description of Capital Stock—Anti-takeover Effects” in the accompanying prospectus. The existence and adoption of these provisions could adversely affect the voting power of holders of common stock and limit the price that investors might be willing to pay in the future for shares of our common stock.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of shares of common stock in this offering will be approximately $286.5 million (or approximately $329.6 million if the over-allotment option is exercised in full) after deducting estimated underwriting discounts and our expenses related to this offering. We intend to use the net proceeds from this offering for working capital and general corporate purposes, with a goal of continuing to strengthen our balance sheet, which may include the retirement of debt.

Our management will retain broad discretion over the use of proceeds, and we may ultimately use the proceeds for different purposes than we currently intend.

COMMON STOCK PRICE RANGE AND DIVIDENDS

Our common stock is listed on the NYSE under the symbol “SFD.” The following table sets forth the high and low sale prices, as reported on the NYSE. As of September 11, 2009, there were 143,576,842 shares of our common stock outstanding.

Fiscal Year	High	Low

2010
Second Quarter (through September 16, 2009)	$14.56	$11.36
First Quarter	14.39	8.80

2009
Fourth Quarter	11.95	5.55
Third Quarter	15.15	5.40
Second Quarter	26.75	11.82
First Quarter	32.18	16.61

2008
Fourth Quarter	29.56	24.34
Third Quarter	30.75	23.75
Second Quarter	35.13	27.85
First Quarter	35.79	29.87

Stockholders

On September 16, 2009, the closing price of our common stock on the NYSE was $14.18. As of September 11, 2009, there were approximately 1,051 holders of record of our common stock.

Dividend Policy

We have never paid a cash dividend on our common stock and have no current plan to pay cash dividends. In addition, we currently do not meet the coverage ratios contained in certain of our debt agreements that are conditions for paying any cash dividends on our common stock. We would only pay cash dividends from assets legally available for that purpose, and payment of cash dividends would depend on our financial condition, results of operations, current and anticipated capital requirements, restrictions under then existing debt instruments and other factors then deemed relevant by the board of directors.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and capitalization of Smithfield and its subsidiaries as of August 2, 2009, on (i) an actual basis, (ii) an as-adjusted basis to give effect to (A) the sale of the $225 million of Additional Senior Secured Notes on August 14, 2009, (B) the repayment of our European Credit Facility, and (C) the application of proceeds from the sale of our beef operations in 2008 to pay off our 8.00% Senior Notes due 2009, which will occur at maturity in October 2009 (collectively, the “Interim Adjustments”), and (iii) an as further adjusted basis to give effect to the sale of shares of common stock offered hereby (assuming no exercise of the underwriters’ over-allotment option) after deducting estimated underwriting discounts and our expenses related to this offering.

Total capitalization represents total long-term debt and capital lease obligations plus total shareholders’ equity. This table should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference herein and the section of our Annual Report on Form 10-K for the fiscal year ended May 3, 2009 entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of August 2, 2009
	(in millions)
	Actual	As adjusted for the Interim Adjustments	As further adjusted for the sale of shares of Common Stock

Cash and cash equivalents(1)	$506.6	$209.4	$495.9

Liabilities:

U.S. ABL Credit Facility(2)	—	—	—
European Credit Facility(3)	320.7	—	—
Rabobank Term Loan	200.0	200.0	200.0
10% Senior Secured Notes due 2014(4)	601.5	835.5	835.5
8.00% Senior Notes due 2009	206.3	—	—
7.00% Senior Notes due 2011(5)	603.7	603.7	603.7
7.75% Senior Notes due 2013	350.0	350.0	350.0
7.75% Senior Notes due 2017	500.0	500.0	500.0
4.00% Convertible Senior Unsecured Notes due 2013	321.3	321.3	321.3
Various interest rates from 0.00% to 12.50%, due September 2009 through May 2043(6)	213.3	213.3	213.3
Capital leases	4.9	4.9	4.9
Notes payable(7)	28.3	28.3	28.3

Total debt (including capital lease obligations)	3,350.0	3,057.0	3,057.0
Less current portion of long-term debt, notes payable and capital lease obligations	299.2	92.9	92.9

Total long-term debt and capital lease obligations	$3,050.8	$2,964.1	$2,964.1

	As of August 2, 2009
	(in millions)
	Actual	As adjusted for the Interim Adjustments	As further adjusted for the sale of shares of Common Stock

Shareholders’ Equity:

Preferred Stock, $1.00 par value; Authorized—1,000,000 shares	$—	$—	$—
Common Stock, $.50 par value; Authorized—500,000,000 shares; Issued—143,576,842 (actual and as adjusted for the Interim Adjustments) and 165,237,491 (as further adjusted)	71.8	71.8	82.6
Additional paid-in capital	1,355.2	1,355.2	1,630.9
Retained earnings	1,532.4	1,532.4	1,532.4
Non-controlling interest	18.6	18.6	18.6
Less: Stock held in trust	(65.0)	(65.0)	(65.0)
Accumulated other comprehensive loss, net	(293.4)	(293.4)	(293.4)

Total shareholders’ equity	$2,619.6	$2,619.6	$2,906.1

Total capitalization	$5,670.4	$5,583.7	$5,870.2

(1)	Since August 2, 2009, the Company has used a portion of its cash and cash equivalents for operations and to reduce debt, and the amount shown as of August 2, 2009 may no longer be reflective of the Company’s current cash position. Cash as adjusted and as further adjusted includes $4.2 million in offering expenses incurred in connection with the issuance of the Additional Senior Secured Notes.
(2)	As of September 11, 2009, we had approximately $707.1 million of availability under the U.S. ABL Credit Facility after giving effect to outstanding letters of credit of $208.9 million. Because the borrowing capacity under the U.S. ABL Credit Facility depends, in part, on inventory, accounts receivable and other assets that fluctuate from time to time, such amount may not reflect actual borrowing capacity.
(3)	The European Credit Facility was repaid in full with the proceeds of the Company’s August 14, 2009 offering of 10% Senior Secured Notes due 2014, together with other available cash, and, as of the date of this prospectus supplement, the Company does not have any outstanding obligations under such European Credit Facility.
(4)	Reflects (i) the $625.0 million aggregate principal amount of 10% Senior Secured Notes due 2014 issued at a price of 96.201% on July 2, 2009 and resulting in approximately $601.3 million of gross proceeds (not including $0.2 million in amortized discount between the issue date and August 2, 2009), and (ii) the $225.0 million aggregate principal amount of 10% Senior Secured Notes due 2014 issued at a price of 104.0% on August 14, 2009 and resulting in approximately $234.0 million of gross proceeds. The $23.7 million discount on the notes issued on July 2, 2009 will accrete over the life of such notes and be included in interest expense. The $9.0 million premium on the notes issued on August 14, 2009 will amortize over the life of the notes and reduce interest expense.
(5)	This amount includes a $3.7 million unamortized bond premium related to the 7.00% Senior Notes due 2011.
(6)	This amount, which consists of the long-term debt of our subsidiaries other than the amounts outstanding under our European Credit Facility, includes $178.0 million of debt issued by our Polish subsidiaries, $10.5 million of debt issued by our Romanian subsidiaries, $21.7 million of industrial and environmental facility revenue bonds, $2.0 million of senior secured notes issued by Distribution Development, LLC, a consolidated joint venture, and $1.1 million of debt related to economic development projects.
(7)	This amount consists of $3.7 million of debt issued by our Romanian subsidiaries, $4.2 million of debt issued by our U.K. subsidiaries, $13.5 million of notes issued by our Polish subsidiaries and $6.9 million of notes held by our subsidiary Murphy-Brown LLC.

DESCRIPTION OF COMMON STOCK

Please read the information discussed under the heading “Description of Capital Stock” beginning on page 15 of the accompanying prospectus.

On August 26, 2009, our stockholders approved an increase in our authorized number of shares of common stock, par value $.50 per share, from 200,000,000 shares to 500,000,000 shares. In addition, 1,000,000 shares of preferred stock are currently authorized, 200,000 of which are designated as Series A Junior Participating preferred shares and one of which is designated as a Series B preferred share. As of September 11, 2009, 143,576,842 shares of our authorized common stock were outstanding and no Series A or Series B shares were outstanding. As further described under the heading “Description of Capital Stock” of the accompanying prospectus, each share of our common stock has an associated right to purchase one two-thousandth of a Series A Junior Participating Preferred Share at a purchase price of $90, subject to adjustment, which rights will become exercisable upon the occurrence of certain events. Each share of common stock issued in this offering will be issued with an associated right to purchase one two-thousandth of a Series A Junior Participating Preferred Share.

Upon completion of this offering and based on the number of shares outstanding on September 11, 2009, 165,237,491 shares of our common stock will be outstanding (assuming no exercise of the underwriters’ over-allotment option), excluding:

•	2,144,703 shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $22.67 per share;

•	782,000 outstanding performance share units;

•	11,136,277 shares reserved for future issuance under our equity incentive plans, including shares reserved for future issuance under equity incentive plans not approved by stockholders;

•	22,922,600 shares reserved for issuance upon the conversion of our 4.00% Convertible Senior Unsecured Notes due 2013; and

•	35,265,600 shares reserved for issuance upon the exercise of outstanding warrants to purchase shares of our common stock.

See “Risk Factors—Risks Related to This Offering and Our Common Stock—Future sales of our common stock or the issuance of other equity may adversely affect the market price of our common stock.”

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of material U.S. federal income tax considerations relating to the purchase, ownership and disposition of shares of our common stock by a non-U.S. holder (as defined below). This summary is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations, administrative rulings, and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, which may result in U.S. federal income tax consequences different from those discussed below. Except as where noted, this summary deals only with a share of common stock held as a “capital asset” (generally, property held for investment).

This summary does not address all aspects of U.S. federal income taxation and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to partnerships or other pass-through entities or investors in such entities;

•	tax consequences to former citizens or former long-term residents of the United States;

•	tax consequences to controlled foreign corporations or passive foreign investment companies;

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	estate or gift tax consequences, if any.

As used herein, the term “non-U.S. holder” means a beneficial owner of shares of common stock (other than a partnership) that is not, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding shares of common stock, you should consult your tax advisors.

If you are considering the purchase of common stock, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any state, local, foreign, or other taxing jurisdiction, or under any applicable tax treaty.

Distributions on Common Stock

If distributions are made with respect to our common stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied in reduction of a non-U.S. holder’s tax basis in the common stock, and to the extent such portion exceeds its tax basis, the excess will be treated as gain from the disposition of the common stock, the tax treatment of which is discussed below under “—Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of Common Stock.”

Dividends paid to a non-U.S. holder will be subject to the U.S. federal withholding tax at a 30% rate, subject to the following two exceptions.

•

Dividends effectively connected with a trade or business of a non-U.S. holder and, if a tax treaty applies, attributable to a U.S. permanent establishment maintained by the non-U.S. holder within the United States, will not be subject to withholding if the non-U.S. holder complies with applicable Internal Revenue Service (“IRS”) certification requirements and will be subject to U.S. federal income tax on a net income basis. In the case of a non-U.S. holder that is a corporation, such effectively connected income also may be subject to the branch profits tax, which is imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits at a 30% rate (or such lower rate as may be prescribed by an applicable tax treaty).

•

The withholding tax might not apply, or might apply at a reduced rate, under the terms of an applicable tax treaty. Under U.S. Treasury Regulations, to obtain a reduced rate of withholding under a tax treaty, a non-U.S. holder will be required to satisfy applicable certification and other requirements.

Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of Common Stock

Gain realized by a non-U.S. holder on the sale, exchange, certain redemptions or other taxable disposition of common stock generally will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the 5-year period ending on the date of disposition of the common stock and during the shorter of such periods referred to above the non-U.S. holder has owned or owns more than 5% (actually or constructively) of our shares of common stock.

If a non-U.S. holder is an individual described in the first bullet point above, such holder will be subject to tax on the net gain derived from the sale, exchange, redemption or other taxable disposition of common stock generally at U.S. federal income tax rates applicable to long-term or short-term capital gains, depending on the non-U.S. holder’s holding period. If a non-U.S. holder is a foreign corporation that falls under the first bullet point above, it will be subject to tax on its net gain generally in the same manner as if it were a U.S. corporation and, in addition, it may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits, or at such lower rate as may be specified by an applicable income tax treaty. If a non-U.S. holder is an individual described in the second bullet point above, such holder generally will be subject to a flat 30% tax on the gain recognized on the sale, exchange, redemption or other taxable disposition of common stock, which gain may be offset by U.S. source capital losses, even though such holder is not considered a resident of the United States.

We believe that we are not, and do not anticipate that we will become, a “United States real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

Information Reporting

The payment of dividends to a non-U.S. holder is not subject to information reporting on IRS Form 1099 if applicable certification requirements (for example, by delivering a properly executed IRS Form W-8BEN) are satisfied. The payment of proceeds from the sale or other disposition of common stock by a broker to a non-U.S. holder is not subject to information reporting if:

•

the beneficial owner of the common stock certifies the owner’s non-U.S. status under penalties of perjury (i.e., by providing a properly executed IRS Form W-8BEN), or otherwise establishes an exemption; or

•	the sale or other disposition of common stock is effected outside the United States by a foreign office, unless the broker is:

•	a U.S. person;

•	a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	a controlled foreign corporation for U.S. federal income tax purposes; or

•	a foreign partnership more than 50% of the capital or profits of which is owned by one or more U.S. persons or which engages in a U.S. trade or business.

In addition to the foregoing, we must report annually to the IRS and to each non-U.S. holder on IRS Form 1042-S the entire amount of dividends paid to a non-U.S. holder. This information may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty or other agreement.

Backup Withholding

Backup withholding (currently at a rate of 28%) is required only on payments that are subject to the information reporting requirements discussed above (i.e., the payments of dividends and the proceeds from the sale or other disposition of the common stock to be reported on IRS Form 1099), and only if other requirements are satisfied. Even if the payment of proceeds from the sale or other disposition of common stock is subject to the information reporting requirements, the payment of proceeds from a sale or other disposition outside the United States will not be subject to backup withholding unless the payor has actual knowledge that the payee is a U.S. person. Backup withholding does not apply when any other provision of the Code requires withholding.

Backup withholding is not an additional tax. Any amount withheld from a payment to a non-U.S. holder under these rules will be allowed as a credit against a non-U.S. holder’s U.S. federal income tax liability and may entitle such non-U.S. holder to a refund, provided that the required information is furnished timely to the IRS.

The above summary is not intended to constitute a complete analysis of all tax considerations applicable to holders with respect to their acquisition, ownership or disposition of our common stock pursuant to the offer or in transactions described in this prospectus supplement and holders should, therefore, consult their own tax advisors as to the tax considerations applicable to them in their particular circumstances.

CERTAIN ERISA CONSIDERATIONS

Our common stock may be acquired and held by an employee benefit plan subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), by an individual retirement account or other plan subject to Section 4975 of the Code, or by an entity holding assets of such plans. A fiduciary of an employee benefit plan subject to ERISA must determine that the purchase and holding of the common stock is consistent with its fiduciary duties under ERISA. The fiduciary of an ERISA plan, as well as any other prospective investor subject to Section 4975 of the Code or any similar law, must also determine that its purchase and holding of the common stock does not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code or any applicable similar law. Each holder of our common stock who is subject to Section 406 of ERISA, Section 4975 of the Code or any similar law (“Plan Investor”) will be deemed to have represented by its acquisition and holding of the common stock that its acquisition and holding of the common stock does not constitute or give rise to a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any applicable similar law. The sale of any common stock to any Plan Investor is in no respect a representation by us, the underwriters or any of our or their affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan Investors generally or any particular Plan Investor, or that such an investment is appropriate for Plan Investors generally or any particular Plan Investor.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated September 16, 2009, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Barclays Capital Inc. and J.P. Morgan Securities Inc. are acting as managers, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of our common stock indicated below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated	10,487,220
Goldman, Sachs & Co.	4,063,105
Barclays Capital Inc.	2,539,493
J.P. Morgan Securities Inc.	1,523,610
Rabo Securities USA, Inc.	1,523,610
BMO Capital Markets Corp.	457,040
ING Financial Markets LLC	406,354
SG Americas Securities, LLC	406,354
Piper Jaffray & Co.	253,863

Total:	21,660,649

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of our common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of our common stock offered by this prospectus supplement if any such shares of our common stock are taken. However, the underwriters are not required to take or pay for the shares of our common stock covered by the underwriters’ over-allotment option described below. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters initially propose to offer part of the shares of our common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers at that price less a concession not in excess of $0.3530 per share. After the offering of the shares of our common stock, the offering price and other selling terms may from time to time be varied by the manager.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 3,249,097 additional shares of our common stock at the purchase price listed above. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of shares of our common stock offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of our common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of our common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total purchase price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 3,249,097 shares of our common stock.

		Total
	Per Share	No Exercise	Full Exercise

Price to the public	$13.8500	$299,999,989	$344,999,982
Underwriting discounts and commissions	$0.6042	$13,087,364	$15,050,469
Proceeds to us (before expenses)	$13.2458	$286,912,625	$329,949,513

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $375,000.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of our common stock offered by them.

Our common stock is listed on the NYSE under the symbol “SFD.”

We and each of our executive officers, certain of our directors and a large shareholder have agreed that, subject to certain exceptions, without the prior written consent of Morgan Stanley & Co. Incorporated (and, with respect to us, Goldman, Sachs & Co.) on behalf of the underwriters, we and such executive officers, directors and shareholder will not, during the period ending 60 days from the date of this prospectus supplement:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our common stock;

whether any such transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise. In addition, each of our executive officers, certain of our directors and a large shareholder have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, on behalf of the underwriters, it will not, during the period ending 60 days after the date of this prospectus supplement, make any demand for, or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for shares of our common stock. Subject to certain exceptions, we have also agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co., on behalf of the underwriters, we will not file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock during the period ending 60 days after the date of this prospectus supplement.

In order to facilitate the offering of the shares of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the shares of our common stock. Specifically, the underwriters may sell more shares of our common stock than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares of our common stock available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares of our common stock in the open market. In determining the source of the shares of our common stock to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares of our common stock compared to the price available under the over-allotment option. The underwriters may also sell shares of our common stock in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares of our common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of our common stock in the open market to stabilize the price of the shares of our common stock. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the managers have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions. These activities may raise or maintain the market price of the shares of our common stock above independent market levels or prevent or retard a decline in the market price of the shares of our common stock.

The underwriters are not required to engage in these activities and may end any of these activities at any time. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described in this paragraph may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that we or they will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

We and the several underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of our common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

The underwriters and their respective affiliates from time to time perform investment banking and other financial services for us and our affiliates for which they receive customary advisory or transaction fees, as applicable, plus out-of-pocket expenses. Affiliates of certain of the underwriters are also lenders under our asset-based credit facility. Cooperative Centrale Raiffeisen-Boerenleenbank B.A., New York Branch, an affiliate of Rabo Securities USA Inc., is the administrative agent under our Rabobank Term Loan.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of our common stock offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The shares of our common stock offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any shares of our common stock offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, with effect from and including the date on which the Prospectus Directive is implemented in that Member State an offer of shares of our common stock may not be made to the public in that Member State, other than:

(a)	at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the managers for any such offer; or

(d)	at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of shares of our common stock to the public” in relation to any shares of our common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

This prospectus supplement is only being distributed to and is only directed at (i) persons who are outside the United Kingdom, (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The shares of our common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares of our common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by Hogan & Hartson LLP. The validity of the shares of common stock will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York. Smithfield Foods, Inc. has engaged Simpson Thacher & Bartlett LLP from time to time on certain legal matters.

EXPERTS

The consolidated financial statements of Smithfield Foods, Inc. as of May 3, 2009 and for each of the three years in the period ended May 3, 2009, appearing in our Annual Report on Form 10-K for the fiscal year ended May 3, 2009, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report appearing therein. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires us to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the SEC or over the Internet at the SEC’s website at www.sec.gov. Our shares of common stock are listed on the NYSE under the symbol “SFD.” Our reports, proxy statements and other information may also be read and copied at the NYSE at 20 Broad Street, New York, NY 10005. We make available, free of charge, through our website at http://www.smithfieldfoods.com, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports as soon as practicable after filing or furnishing the material with the SEC. The information on or connected to our website is not a part of this prospectus supplement or the accompanying prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information in documents that we file with it, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in this prospectus supplement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities that may be offered by this prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(a)	Our Annual Report on Form 10-K for the year ended May 3, 2009;

(b)	Our Quarterly Report on Form 10-Q for the quarter ended August 2, 2009;

(c)	Our Current Reports on Form 8-K filed with the SEC on June 25, 2009, June 26, 2009, July 8, 2009 (relating to the events that occurred on July 2, 2009), July 10, 2009, July 14, 2009, August 7, 2009 (relating solely to the disclosure by the Company under Items 8.01 and 9.01 with respect to the offering of the Company’s 10% senior secured notes and excluding the disclosure under Item 7.01), August 7, 2009 (relating to the issuance of a press release by the Company with respect to the pricing of the Company’s 10% senior secured notes), August 14, 2009 and September 15, 2009; and

(d)	The description of our capital stock contained in the Registration Statement on Form 8-A/A and the description of the rights to purchase Series A Junior Participating Preferred Shares contained in the Registration Statement on Form 8-A, each filed on May 30, 2001.

The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. Any statement in a document incorporated by reference into this prospectus supplement, and the accompanying prospectus, will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus supplement, and the accompanying prospectus, or (2) any other subsequently-filed document that is incorporated by reference into this prospectus supplement, modifies or supersedes such statement.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. Written or telephone requests should be directed to Corporate Secretary, Smithfield Foods, Inc., 200 Commerce Street, Smithfield, Virginia 23430, telephone number (757) 365-3000.

PROSPECTUS

SMITHFIELD FOODS, INC.

200 Commerce Street

Smithfield, Virginia 23430

(757) 365-3000

From time to time, we may offer and sell the following securities:

Common Shares

Preferred Shares

Depositary Shares

Warrants

Senior Debt Securities

Subordinated Debt Securities

Stock Purchase Contracts

Stock Purchase Units

We will provide specific terms of these securities in supplements to this prospectus or other offering materials. In addition, from time to time, this prospectus may also be used by selling securityholders to sell our common shares covered by this prospectus. You should read this prospectus and any supplement or other offering materials carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated June 14, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the SEC) using a shelf registration process. Under this shelf process, we may, from time to time, sell any of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement or other offering materials that will contain specific information about the terms of that offering. Material United States federal income tax considerations applicable to the offered securities will also be discussed in the applicable prospectus supplement or other offering materials as necessary. The prospectus supplement or other offering materials may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement or other offering materials together with additional information described under the heading “Where You Can Find More Information.”

When used in this prospectus, the terms “Smithfield,” “we,” “our” and “us” refer to Smithfield Foods, Inc. and its subsidiaries. You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or other offering materials. We have not, and no underwriter, agent or dealer has, authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This document may only be used where it is legal to sell these securities. We are not, and no underwriter, agent or dealer is, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information which appears in this document and which is incorporated by reference in this document may only be accurate as of the date of this document or the date of the document in which incorporated information appears. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

THE COMPANY

We are the largest hog producer and pork processor in the world and the fifth largest beef processor in the United States. We conduct our business through six reporting segments, Pork, Beef, International, Hog Production, Other and Corporate, each of which is comprised of a number of subsidiaries.

Smithfield Foods, Inc. is a Virginia corporation. Our principal executive offices are located at 200 Commerce Street, Smithfield, Virginia 23430, and our telephone number is (757) 365-3000. Our website address is http://www.smithfieldfoods.com. The information on our website is not part of this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement or other offering materials, we will use the net proceeds from the sale of securities by us for capital expenditures and general corporate purposes, including expansion of our processed meats business, our hog production facilities and strategic acquisitions and the repayment of our debt.

Unless otherwise indicated in the applicable prospectus supplement or other offering materials, we will not receive any proceeds from the sale of any securities sold by any selling securityholder.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for each of the last five fiscal years and for the 39 weeks ended January 28, 2007.

Fiscal year ended					39 weeks ended
April 30, 2006	May 1, 2005	May 2, 2004	April 27, 2003	April 28, 2002	January 28, 2007
2.6x	3.9x	2.8x	1.2x	4.1x	2.4x

For the purposes of computing the ratios of earnings to fixed charges, earnings are divided by fixed charges. Earnings represent the aggregate of income from continuing operations before taxes and fixed charges (excluding capitalized interest). Fixed charges represent interest on indebtedness (including capitalized interest), amortization of deferred debt issuance costs and an estimate of the interest portion of fixed rent expense (estimated to be one-third).

DESCRIPTION OF DEBT SECURITIES

The term Debt Securities includes our Senior Debt Securities and our Subordinated Debt Securities. We will issue the Senior Debt Securities in one or more series under a Senior Indenture between us and U.S. Bank National Association (U.S. Bank), or another trustee chosen by us, and the Subordinated Debt Securities in one or more series under a Subordinated Indenture between us and U.S. Bank, or another trustee chosen by us. The Senior Indenture and the Subordinated Indenture are called the Indentures in this prospectus. We have summarized selected provisions of the Indentures below. The forms of the Senior Indenture and the Subordinated Indenture have been filed as exhibits to the registration statement, and you should read the Indentures for provisions that may be important to you. In the summary below, we have included references to section numbers of the Indentures so that you can easily locate these provisions. Capitalized terms used in this description have the meanings specified in the Indentures.

General

Unless the applicable prospectus supplement states otherwise, the Senior Debt Securities will be our direct, unsecured obligations and will rank equally with all of our direct, other senior and unsubordinated debt. The Subordinated Debt Securities will be our unsecured obligations and will rank junior in right of payment to our Senior Indebtedness, as described under the heading “Additional Terms of Subordinated Debt Securities—Subordination.”

Because we are a holding company that conducts all of our operations through our subsidiaries, our ability to meet our obligations under the Debt Securities depends on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. The debt securities are not guaranteed by our subsidiaries and, therefore, holders of Debt Securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders and any preferred stockholders in our subsidiaries.

Because the Debt Securities will be unsecured, they will effectively be subordinated to our secured debt to the extent of the value of the assets securing such debt. In the event of a bankruptcy or similar proceeding involving us, our assets which serve as collateral will be available to satisfy the obligations under any secured debt before any payments are made on the Debt Securities.

Neither of the Indentures limits the amount of Debt Securities that we may issue under it or protects the holders of Debt Securities if we engage in a highly leveraged transaction. We may issue Debt Securities from time to time under the Indentures in one or more series by entering into supplemental indentures or by our Board of Directors or a duly authorized committee authorizing the issuance.

Debt Securities may be issued as original issue discount securities, as defined in the Indentures, to be sold at a substantial discount below their principal amount. Original issue discount securities may include “zero coupon” securities that do not pay any cash interest for the entire term of the securities. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder thereof upon an acceleration will be determined in the manner described in the applicable prospectus supplement. Conditions pursuant to which payment of the principal of the Debt Securities may be accelerated will be set forth in the applicable prospectus supplement. Material federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

Under the Indentures, the terms of Debt Securities of any series may differ and we, without the consent of the holders of the Debt Securities of any series, may reopen a previous series of Debt Securities and issue additional Debt Securities of that series or establish additional terms of that series, unless otherwise indicated in the applicable prospectus supplement.

Provisions of a particular series

The prospectus supplement for a particular series of Debt Securities will specify the terms of that series, including, if applicable, some or all of the following:

•	the title and type of the Debt Securities;

•	the total principal amount of the Debt Securities;

•	the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

•	the date or dates on which principal is payable or the method for determining the date or dates, and any right that we have to change the date on which principal is payable;

•	the interest rate or rates, if any, or the method for determining the rate or rates, and the date or dates from which interest will accrue;

•	any interest payment dates and the regular record date for the interest payable on each interest payment date, if any;

•	any optional redemption terms, or any repayment terms;

•	any provisions that would obligate us to repurchase or otherwise redeem the Debt Securities, or, with respect to the Senior Debt Securities, any sinking fund provisions;

•	the currency in which payments will be made if other than U.S. dollars, and the manner of determining the equivalent of those amounts in U.S. dollars;

•

if payments may be made, at our election or at the holder’s election, in a currency other than that in which the Debt Securities are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

•	any index or formula used for determining principal, interest, or premium, if any;

•	the percentage of the principal amount at which the Debt Securities will be issued, if other than 100% of the principal amount;

•

whether to be issued in fully registered certificated form or book-entry form, represented by certificates deposited with, or on behalf of, a securities depositary and registered in the name of the depositary’s nominee (Book-Entry Debt Securities);

•	whether the debt securities are convertible into or exchangeable for other Securities and the terms and conditions upon which such conversion or exchange may occur;

•	denominations, if other than $1,000 each or multiples of $1,000;

•	any changes to events of defaults or covenants; and

•	any other terms of the Debt Securities. (Sections 201 & 301 of the Senior Indenture & Subordinated Indenture.)

The prospectus supplement will also discuss any material federal income tax considerations regarding the Debt Securities and any provisions granting special rights to holders when a specified event occurs.

Conversion, exchange or redemption

No Debt Security will be subject to conversion, amortization, exchange or redemption, unless otherwise provided in the applicable prospectus supplement. Any provisions relating to the conversion, exchange or redemption of Debt Securities will be set forth in the applicable prospectus supplement, including whether conversion is mandatory or at our or a holder’s option. If no redemption date or redemption price is indicated

with respect to a Debt Security, we cannot redeem the Debt Security before its stated maturity. Unless otherwise specified in the applicable prospectus supplement, Debt Securities subject to redemption by us will be subject to the following terms:

•	redeemable on the applicable redemption dates;

•	redemption dates and redemption prices fixed at the time of sale and set forth on the Debt Security; and

•

redeemable in whole or in part (provided that any remaining principal amount of the Debt Security will be equal to an authorized denomination) at our option at the applicable redemption price, together with interest, payable to the date of redemption, on notice given not more than 60 nor less than 30 days before the date of redemption. (Section 1104 of the Senior Indenture & Subordinated Indenture.)

We will not be required to:

•

issue, register the transfer of, or exchange any Debt Securities of a series during the period beginning 15 days before the date the notice is mailed identifying the Debt Securities of that series that have been selected for redemption; or

•

register the transfer of, or exchange any Debt Security of that series selected for redemption except the unredeemed portion of a Debt Security being partially redeemed. (Section 305 of the Senior Indenture & Subordinated Indenture.)

Payment and transfer; paying agent

The paying agent will pay the principal of any Debt Securities only if those Debt Securities are surrendered to it. Unless we state otherwise in the applicable prospectus supplement, the paying agent will pay principal, interest and premium, if any, on Debt Securities, subject to such surrender, where applicable, at its office or, at our option:

•

by wire transfer to an account at a banking institution in the United States that is designated in writing to the applicable Trustee or paying agent before the deadline set forth in the applicable prospectus supplement by the person entitled to that payment (which in the case of Book-Entry Debt Securities is the securities depositary or its nominee); or

•

by check mailed to the address of the person entitled to that interest as that address appears in the security register for those Debt Securities. (Sections 307 & 1001 of the Senior Indenture & Sections 308 & 1001 of the Subordinated Indenture.)

Unless we state otherwise in the applicable prospectus supplement, the applicable Trustee will act as paying agent for the Debt Securities, and the principal corporate trust office of such Trustee will be the office through which the paying agent acts. We may, however, change or add paying agents or approve a change in the office through which a paying agent acts. (Section 1002 of the Senior Indenture & Subordinated Indenture.)

Any money that we have paid to a paying agent for principal or interest on any Debt Securities that remains unclaimed at the end of two years after that principal or interest has become due will be repaid to us at our request. After repayment to us, holders should look only to us for those payments. (Section 1003 of the Senior Indenture & Subordinated Indenture.)

Neither we nor any Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Book-Entry Debt Security, or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. We expect that the securities depositary, upon receipt of any payment of principal, interest or premium, if any, in a Book-Entry Debt Security, will credit immediately the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Book-Entry Debt Security as shown on the records of the securities depositary. We also expect that payments by participants to owners of beneficial interests in a Book-Entry Debt Security will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of the participants.

Fully registered securities may be transferred or exchanged at the corporate trust office of the applicable Trustee or at any other office or agency we maintain for those purposes, without the payment of any service charge except for any tax or governmental charge and related expenses. (Section 305 of the Senior Indenture & Subordinated Indenture.)

Global securities

Book-Entry Debt Securities will be represented by one or more fully registered global certificates. Each global certificate will be deposited and registered with the securities depositary or its nominee or a custodian for the securities depositary. Unless it is exchanged in whole or in part for Debt Securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to certain nominees of the depositary. (Section 305 of the Senior Indenture & Subordinated Indenture.)

Unless otherwise stated in any prospectus supplement, The Depository Trust Company will act as the securities depositary. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by the securities depositary and its participants. If there are any additional or differing terms of the depositary arrangement with respect to the Book-Entry Debt Securities, we will describe them in the applicable prospectus supplement.

Holders of beneficial interests in Book-Entry Debt Securities represented by a global certificate are referred to as beneficial owners. Beneficial owners will be limited to institutions having accounts with the securities depositary or its nominee, which are called participants in this discussion, and to persons that hold beneficial interests through participants. When a global certificate representing Book-Entry Debt Securities is issued, the securities depositary will credit on its book-entry, registration and transfer system the principal amounts of Book-Entry Debt Securities the global certificate represents to the accounts of its participants. Ownership of beneficial interests in a global certificate will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

•	the securities depositary, with respect to participants’ interests; and

•	any participant, with respect to interests the participant holds on behalf of other persons.

As long as the securities depositary or its nominee is the registered holder of a global certificate representing Book-Entry Debt Securities, that person will be considered the sole owner and holder of the global certificate and the Book-Entry Debt Securities it represents for all purposes. Except in limited circumstances, beneficial owners:

•	may not have the global certificate or any Book-Entry Debt Securities it represents registered in their names;

•	may not receive or be entitled to receive physical delivery of certificated Book-Entry Debt Securities in exchange for the global certificate; and

•

will not be considered the owners or holders of the global certificate or any Book-Entry Debt Securities it represents for any purposes under the Debt Securities or the Indentures. (Section 308 of the Senior Indenture & Section 309 of the Subordinated Indenture.)

We will make all payments of principal, interest and premium, if any, on a Book-Entry Debt Security to the securities depositary or its nominee as the holder of the global certificate. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global certificate.

Payments participants make to beneficial owners holding interests through those participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global certificate. Neither we nor the Trustee nor any agent of ours or the Trustee’s will have any responsibility or liability for any aspect of the securities depositary’s or any participant’s records relating to beneficial interests in a global certificate representing Book-Entry Debt Securities, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Covenants

Unless otherwise indicated in the applicable prospectus supplement, under the Indentures we will:

•	pay the principal, interest and premium, if any, on the Debt Securities when due;

•	maintain a place of payment;

•	deliver an officer’s certificate to the applicable Trustee at the end of each fiscal year confirming our compliance with our obligations under each of the Indentures;

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium, if any;

•	maintain our existence; and

•	comply with any other covenants included in the applicable indenture or any supplemental indenture. (Sections 1001, 1002, 1003, 1005 & 1006 of the Senior Indenture & Subordinated Indenture.)

Consolidation, merger or sale

Under the terms of the Indentures, we are generally permitted to consolidate or merge with any other person. We are also permitted to transfer all or substantially our assets to any person. However, each Indenture provides that we may not consolidate with or merge into, or transfer all or substantially all of our assets to, any person, unless:

•

the person expressly assumes, by a supplemental indenture, executed and delivered to the applicable Trustee and in form satisfactory to the applicable Trustee, the due and punctual payment of the principal of and any premium and interest on all the debt securities and the performance of every covenant of the applicable Indenture on the part of us to be performed or observed;

•

immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing; and

•

we have delivered to the applicable Trustee an officer’s certificate and an opinion of counsel each stating that such consolidation, merger or transfer and such supplemental indenture, if any, comply with all conditions provided in the applicable Indenture. (Sections 801 & 802 of the Senior Indenture & Subordinated Indenture.)

Events of Default

Except as may be provided in the applicable prospectus supplement, an Event of Default when used in each of the Indentures with respect to Debt Securities of any series, will mean any of the following:

•	failure to pay the principal or any premium on any Debt Securities of that series when due;

•	with respect to the Senior Debt Securities of any series, failure to deposit any sinking fund payment when due that continues for 60 days;

•

failure to pay any interest on any Debt Securities of that series, when due, that continues for 30 days; provided that, if applicable, for this purpose, the date on which interest is due is the date on which we are required to make payment following any deferral of interest payments by us under the terms of Subordinated Debt Securities that permit such deferrals;

•

failure to perform any other covenant in the applicable Indenture (other than a covenant expressly included solely for the benefit of other series) that continues for 60 days after the applicable Trustee or the holders of at least 25% of the outstanding Debt Securities of that series give us written notice of the default;

•	certain events in bankruptcy, insolvency or reorganization; or

•

any other Event of Default included in the applicable Indenture or any supplemental indenture with respect to Debt Securities of that series. (Section 501 of the Senior Indenture & Subordinated Indenture.)

In the case of a default described in the fourth bullet above, the grace period may be extended by the Trustee or, if holders of a particular series have given a notice of default, by holders of at least the same percentage of Debt Securities of that series, together with the applicable Trustee. The grace period will be automatically extended if we have initiated and are diligently pursuing corrective action.

If an Event of Default for any series of Debt Securities occurs and continues, the applicable Trustee or the holders of at least 25% in aggregate principal amount of the Debt Securities of the series may declare the entire principal of all the Debt Securities of that series to be due and payable immediately; provided however, that if an Event of Default specified in the fifth bullet above with respect to us occurs, the principal of, premium, if any, and accrued and unpaid interest on all the Debt Securities will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. If we issued the Debt Securities with original issue discount, less than the stated principal amount may become due and payable. If the Debt Securities are declared due and payable, subject to certain conditions, the holders of a majority of the aggregate principal amount of the Debt Securities of that series can void the declaration. (Section 502 of the Senior Indenture & Subordinated Indenture.)

The applicable Trustee may withhold notice to the holders of Debt Securities of any default (except in the payment of principal or interest) if it considers the withholding of notice to be in the best interests of the holders. Other than its duties in case of a default, a Trustee is not obligated to exercise any of its rights or powers under the Indentures at the request, order or direction of any holders, unless the holders offer the Trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of Debt Securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of Debt Securities. (Sections 512, 601, 602 & 603 of the Senior Indenture & Subordinated Indenture.)

The holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on that Debt Security on its maturity date or redemption date and to enforce those payments. (Section 508 of the Senior Indenture & Subordinated Indenture.)

Satisfaction; discharge

Unless otherwise specified in the applicable prospectus supplement, we may, subject to certain conditions, discharge all our obligations (except those described below) to holders of any series of Debt Securities issued under the Indentures, which series of Debt Securities have not already been delivered to the Trustee for cancellation and which have become due and payable or are by their terms due and payable within one year, or are to be called for redemption within one year, by depositing with the Trustee an amount certified to be sufficient to pay when due the principal, interest and premium, if any, on all outstanding Debt Securities of that series. However, certain of our obligations under the Indentures will survive, including with respect to the following:

•	remaining rights to register the transfer, conversion, substitution or exchange of Debt Securities of the applicable series;

•

rights of holders to receive payments of principal of, and any interest on, the Debt Securities of the applicable series, and other rights, duties and obligations of the holders of Debt Securities with respect to any amounts deposited with the applicable Trustee; and

•	the rights, obligations and immunities of the applicable Trustee under the Indentures. (Section 401 of Senior Indenture & Subordinated Indenture.)

Modification of the Indentures; waiver

Under the Indentures our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. (Section 902 of the Senior Indenture & Subordinated Indenture.) In addition, we may supplement the Indentures to create new series of Debt Securities, add to the covenants for the benefit of the holders, provide for the acceptance of appointment by a successor trustee, cure any ambiguity provided such action does not adversely affect the interests of outstanding securities in any material respect, revise the terms or purposes of the issuance, authentication and delivery of Debt Securities, add any additional Events of Default, make provisions with respect to conversion or exchange rights of holders and for certain other purposes, without the consent of any holders of Debt Securities. (Section 901 of the Senior Indenture & Subordinated Indenture.)

The holders of a majority of the outstanding Debt Securities of each series under the applicable Indenture with respect to which a default has occurred and is continuing may waive a default for Debt Securities of that series, except a default in the payment of principal or interest, or any premium, on any Debt Securities or a default with respect to a covenant or provision which cannot be amended or modified without the consent of the holder of each outstanding Debt Security of the series affected. (Section 513 of the Senior Indenture & Subordinated Indenture.)

In addition, under certain circumstances, the holders of a majority of the outstanding Subordinated Debt Securities of any series may waive in advance, for that series, our compliance with certain restrictive provisions of the Subordinated Indenture under which those Subordinated Debt Securities were issued. (Section 1009 of the Subordinated Indenture.)

Repayment at the option of the holder; repurchases by the Company

We must repay the Debt Securities at the option of the holders before the applicable stated maturity date only if specified in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement, the Debt Securities subject to repayment at the option of the holder will be subject to repayment:

•	on the specified repayment dates; and

•

at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the Repayment Date. (Section 1302 of the Senior Indenture & Subordinated Indenture.)

Unless otherwise specified in the applicable prospectus statement, for any Debt Security to be repaid, the Trustee must receive, at its office maintained for that purpose in Atlanta, Georgia not more than 60 nor less than 30 calendar days before the date of repayment:

•	in the case of a certificated Debt Security, the certificated Debt Security and the form in the Debt Security entitled “Option of Holder to Elect Purchase” duly completed; or

•	in the case of a book-entry Debt Security, instructions to that effect from the beneficial owner to the securities depositary and forwarded by the securities depositary to us.

Exercise of the repayment option by the Holder will be irrevocable. (Section 1303 of the Senior Indenture & Subordinated Indenture.)

Only the securities depositary may exercise the repayment option in respect of beneficial interests in the book-entry Debt Securities. Accordingly, beneficial owners that desire repayment in respect of all or any portion of their beneficial interests must instruct the participants through which they own their interests to direct the securities depositary to exercise the repayment option on their behalf. All instructions given to participants from beneficial owners relating to the option to elect repayment will be irrevocable. In addition, at the time the instructions are given, each beneficial owner will cause the participant through which it owns its interest to transfer its interest in the book-entry Debt Securities or the global certificate representing the related book-entry Debt Securities, on the securities depositary’s records, to the Trustee. See “Description of the Debt Securities—Global Securities.”

Defeasance

We will be discharged from our obligations on the Debt Securities of any series at any time if we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Debt Securities of that series. If this happens, the holders of the Debt Securities of the series will not be entitled to the benefits of the applicable Indenture except for registration of transfer and exchange of Debt Securities and replacement of lost, stolen or mutilated Debt Securities. (Section 402 of the Senior Indenture & Subordinated Indenture.)

Under federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related Debt Securities. Each holder might be required to recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the Debt Securities and the value of the holder’s interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. We urge prospective investors to consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than the federal income tax law.

No personal liability of directors, officers and stockholders

The Indentures provide that no recourse for the payment of the principal of, premium, if any, or interest on any of the Debt Securities or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any of our obligations, covenants or agreements in the Indentures, or in any of the Debt Securities or because of the creation of any indebtedness represented thereby, will be had against any of our incorporators, shareholders, officers or directors or of any successor person thereof. Each holder, by accepting the Debt Securities, waives and releases all such liability. Such waiver and release are not intended to affect the rights of holders under the federal securities laws. (Section 1601 of the Senior Indenture & Section 1701 of the Subordinated Indenture.)

Concerning the Trustee

Unless otherwise specified in the applicable prospectus supplement, U.S. Bank will be the Trustee under the Indentures. We and certain of our affiliates maintain deposit accounts and banking relationships with U.S. Bank. U.S. Bank also performs agency functions with respect to other securities issued by our affiliates. U.S. Bank and its affiliates have purchased, and are likely to purchase in the future, our securities and securities of our affiliates. U.S. Bank also serves as trustee under other indentures with us pursuant to which securities of ours and our affiliates are outstanding.

The Trustee will perform only those duties that are specifically set forth in the Indentures unless an Event of Default under an Indenture occurs and is continuing. Other than its duties in case of a default, the Trustee is under no obligation to exercise any of its powers under the Indentures at the request of any holder of Debt Securities unless that holder offers reasonable indemnity to the Trustee against the costs, expenses and liabilities which it might incur as a result. (Section 601 of the Senior Indenture & Subordinated Indenture.)

If and when the Trustee will be or become our creditor (or any other obligor upon the Debt Securities), the Trustee will be subject to the provisions of the Trust Indenture Act regarding the collection of claims against us (or any such other obligor). (Section 614 of the Senior Indenture & Subordinated Indenture.)

The Trustee administers its corporate trust business at 1349 W. Peachtree St. NW, Suite 1050, Atlanta, Georgia.

Governing law

The Indentures provide that the Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 113 of the Senior Indenture & Subordinated Indenture.)

ADDITIONAL TERMS OF THE SUBORDINATED DEBT SECURITIES

Our Subordinated Indenture contains certain provisions that are not common with the Senior Indenture.

Option to extend interest payment period

If so provided in the applicable prospectus supplement, we can defer interest payments on the Subordinated Debt Securities by extending the interest payment period for the number of consecutive extension periods specified in the applicable prospectus supplement (each, an Extension Period). Other details regarding the Extension Period will also be specified in the applicable prospectus supplement. No Extension Period may extend beyond the maturity of the Subordinated Debt Securities. At the end of the Extension Period(s), we will pay all interest then accrued and unpaid, together with interest compounded quarterly at the rate for the Subordinated Debt Securities, to the extent permitted by applicable law. (Section 307 of the Subordinated Indenture.)

During any Extension Period, we will not make distributions related to our capital stock, including dividends, redemptions, repurchases, liquidation payments, or guarantee payments.

Also we will not make any payments, redeem or repurchase any debt securities of equal or junior rank to the Subordinated Debt Securities or make any guarantee payments on any such debt securities. We may, however, make the following types of distributions:

•	dividends paid in common shares;

•	dividends in connection with the implementation of a shareholder rights plan; or

•

repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants.

Subordination

Each series of Subordinated Debt Securities will be subordinate in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness as defined below. Unless otherwise provided in the applicable prospectus supplement, if:

•	we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

•	a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness; or

•	the maturity of any Senior Indebtedness has been accelerated because of a default on that Senior Indebtedness,

then the holders of Senior Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Senior Indebtedness, and, in the case of the second and third instances, of all amounts due on that Senior Indebtedness, or we will make provision for those payments, before the holders of any Subordinated Debt Securities have the right to receive any payments of principal or interest on their Subordinated Debt Securities. (Sections 1401 & 1409 of the Subordinated Indenture.)

Unless otherwise provided in the applicable prospectus supplement, Senior Indebtedness means, with respect to any series of Subordinated Debt Securities, the principal, premium, interest and any other payment in respect of any of the following:

•	all of our indebtedness for borrowed or purchased money, whether or not evidenced by notes, debentures, bonds or other written instruments;

•	our obligations for reimbursement under letters of credit, banker’s acceptances, security purchase facilities or similar facilities issued for our account;

•	capitalized lease obligations;

•	any of our other indebtedness or obligations with respect to commodity contracts, interest rate commodity and currency swap agreements and other similar agreements or arrangements; and

•	all indebtedness of others of the kinds described in the preceding categories which we have endorsed or guaranteed or for which we are otherwise liable.

Senior Indebtedness will not include our obligations to trade creditors or indebtedness to our subsidiaries. (Section 101 of the Subordinated Indenture.)

Senior Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness. We may not amend the Subordinated Indenture to change the subordination of any outstanding Subordinated Debt Securities without the consent of each holder of Senior Indebtedness that the amendment would adversely affect. (Sections 902 & 1407 of the Subordinated Indenture.)

The Subordinated Indenture does not limit the amount of Senior Indebtedness that we may issue.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary and is qualified in its entirety by reference to our amended and restated articles of incorporation (articles of incorporation), amended and restated bylaws (bylaws) and our shareholder rights plan, which are filed as exhibits to the registration statement of which this prospectus forms a part, and by applicable law.

Our authorized capital consists of 200,000,000 common shares, $.50 par value, and 1,000,000 preferred shares, $1.00 par value. Of the authorized preferred shares, 200,000 are designated Series A Junior Participating preferred shares and one is designated a Series B preferred share. At May 31, 2007, 134,221,174 common shares were outstanding. At that date, no Series A or Series B preferred shares were outstanding.

Preferred shares

The following description of the terms of the preferred shares sets forth certain general terms and provisions of our authorized preferred shares under this prospectus. If we issue preferred shares, the specific designations and rights will be described in the prospectus supplement or other offering materials and a description will be filed with the SEC.

Our board of directors can, without approval of shareholders, issue one or more series of preferred shares. The board can also determine the number of shares of each series and the rights, preferences and limitations of each series including the maximum number of shares in the series, designation, voting rights, conversion rights, redemption rights and any liquidation preferences, and the terms and conditions of issue. Under certain circumstances, preferred shares could also restrict dividend payments to holders of our common shares. The preferred shares will, when issued, be fully paid and non-assessable.

The transfer agent, registrar, and dividend disbursement agent for a series of preferred shares will be named in a prospectus supplement or other offering materials. The registrar for preferred shares will send notices to shareholders of any meetings at which holders of the preferred shares have the right to elect directors or to vote on any other matter or if notice is otherwise required to be given to holders of the preferred shares.

Common shares

Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol “SFD.” Any additional common stock we issue under this prospectus will also be listed on NYSE. Our transfer agent and registrar for common shares is Computershare Investor Services, LLC.

Common shareholders will only receive dividends when declared by the board of directors. If declared, dividends may be paid in cash, stock or other forms. If and when we issue preferred shares, common shareholders may not receive dividends until we have satisfied our obligations to our preferred shareholders. Some of our outstanding debt securities, our credit agreements and other loan agreements also restrict our ability to pay cash dividends.

All outstanding shares of common stock are fully paid and non-assessable. Any additional common shares we issue will also be fully paid and non-assessable. There are no preemptive or other subscription rights, conversion rights or redemption or sinking fund provisions with respect to common shares.

Each share of common stock is entitled to one vote in the election of directors and other matters. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Common shareholders are not entitled to cumulative voting rights. Members of our board of directors serve three-year terms and such elections are staggered. Directors may be removed from office for cause by the vote of at least two-thirds of the outstanding shares entitled to vote.

The quorum required at a shareholders’ meeting for consideration of any matter is a majority of the shares entitled to vote on that matter, represented in person or by proxy. If a quorum is present, action on a matter is approved if the votes cast in favor of the action exceed the votes cast against the action, except for the election of directors as described above. However, approval is required by the majority of all votes entitled to be cast on the transaction by each voting group entitled to vote (or such greater vote as the board of directors may specify in a particular case), in the case of major corporate actions, such as:

•	a merger,

•	a share exchange,

•	an amendment to our amended and restated articles of incorporation other than an amendment to the provisions relating to our board of directors, or

•	the sale, lease, exchange or other disposition of all or substantially all of our property, other than in the usual and regular course of business.

Under Virginia law, the affirmative vote of more that two-thirds of the shares entitled to vote is required for the dissolution of Smithfield.

Our shareholders can submit shareholder proposals and nominate candidates for the board of directors if the shareholders follow advance notice procedures described in our amended and restated bylaws.

Director nominations and shareholder proposals that are late or that are not accompanied by all required information may be rejected. This could prevent shareholders from bringing certain matters before an annual or special meeting, including making nominations for directors.

Under our bylaws, special meetings of the shareholders may be called only by the chairman of the board, the chief executive officer or the president or a majority of the board of directors. This provision could have the effect of delaying until the next annual shareholders’ meeting shareholder actions which are favored by the holders of a majority of our outstanding voting securities, because such holders would be able to take action as shareholders, such as electing new directors or approving a merger, only at a duly called shareholders’ meeting.

We indemnify our officers and directors against all liabilities incurred in connection with their service to us, except liabilities and expenses resulting from that officer’s or director’s willful misconduct or knowing violation of criminal law.

Our articles of incorporation provide that the liability of our directors and officers to us and our shareholders is limited to the fullest extent permitted by Virginia law.

Shareholder rights plan

Under our shareholder rights plan, each outstanding common share has associated with it a right to purchase one two-thousandth of a Series A Junior Participating Preferred Share at a purchase price of $90, subject to adjustment.

The purpose of the rights plan is to:

•	give our board of directors the opportunity to negotiate with any persons seeking to obtain control of Smithfield;

•	deter acquisitions of voting control of Smithfield, without assurance of fair and equal treatment of all of our shareholders; and

•

prevent a person from acquiring in the market a sufficient amount of Smithfield voting power, or a sufficient number of our common shares, to be in a position to block an action sought to be taken by our shareholders.

Until a distribution date occurs, the rights:

•	will not be exercisable; and

•	will be represented by the same certificate that represents the shares with which the rights are associated and will trade together with those shares.

A distribution date would occur upon the earlier of:

•

10 days following a public announcement that a person or group of affiliated or associated persons (person or group) have acquired beneficial ownership of 15% or more of our outstanding common shares or

•

10 business days (or such later date as may be determined by action or our board of directors prior to such time as any person or group becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of our outstanding common shares.

In the event that we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold or otherwise transferred after a person or group has become an acquiring person, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right. In the event that any person or group becomes an acquiring person, proper provision shall be made so that each holder of a right, other than rights beneficially owned by the acquiring person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of common shares having a market value of two times the exercise price of the right.

At any time after any person or group becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of our outstanding common shares, our board of directors may exchange the rights (other than rights owned by such person or group which will have become void), in whole or part, at an exchange ratio of one common share, or one two-thousandth of a Series A preferred share, per right.

The purchase price, the number of Series A preferred shares covered by each right and the number of rights outstanding are subject to certain anti-dilution adjustments. With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price. No fractional Series A preferred shares will be issued (other than fractions which are integral multiples of one one-thousandth of a Series A preferred share, which may, at our election, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A preferred shares on the last trading day prior to the date of exercise.

At any time prior to the acquisition by a person or group of beneficial ownership of 15% or more of our outstanding common shares, our board of directors may redeem the rights in whole, but not in part, at a price of $.00005 per right. The redemption of the rights may be made effective at such time on such basis with such conditions as our board of directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

The terms of the rights may be amended by our board of directors without the consent of the holders of the rights, except that from and after such time as any person or group becomes an acquiring person no such amendment may adversely affect the interests of the holders of the rights.

Until a right is exercised, the holder of a right will have no rights as a shareholder of Smithfield, including, without limitation, the right to vote or to receive dividends. After exercise, each Series A preferred share will be entitled to a quarterly dividend rate of the greater of $1.00 per share or 2,000 times the quarterly dividend declared on the common shares. In the event of liquidation, the holders of the Series A preferred shares will receive a preferential liquidation payment equal to the greater of $180,000 or 2,000 times the payment made per common share. Each Series A preferred share will have 2,000 votes, voting together with the common shares. Finally, in the event of any merger, consolidation or other transaction in which common shares are exchanged, each preferred share will be entitled to receive 2,000 times the amount received per common share.

The rights will expire on May 31, 2011, unless earlier exercised by a holder or redeemed by Smithfield.

Virginia Stock Corporation Act

We are a Virginia corporation subject to the Virginia Stock Corporation Act (the Virginia Act). Provisions of the Virginia Act, in addition to provisions of our articles of incorporation and bylaws, address corporate governance issues, including the rights of shareholders.

Article 14 of the Virginia Act contains several provisions relating to transactions with interested shareholders are holders of more than 10% of any class of a corporation’s outstanding voting shares. Transactions between a corporation and an interested shareholder are referred to as affiliated transactions. The Virginia Act requires that certain affiliated transactions must be approved by at least two-thirds of the shareholders not including the interested shareholder. Affiliated transactions requiring this two-thirds approval include mergers, share exchanges, material dispositions of corporate assets, dissolution or any reclassification of securities or merger of the corporation with any of its subsidiaries which increases the percentage of voting shares owned by an interested shareholder by more than five percent.

For three years following the time that a shareholder becomes an interested shareholder, a Virginia corporation cannot engage in an affiliated transaction with the interested shareholder without approval of two-thirds of the disinterested voting shares, and majority approval of disinterested directors. A disinterested director is a director who was a director on the date on which an interested shareholder became an interested shareholder or was recommended for election or elected by a majority of the disinterested directors then on the board. After three years, the approval of the disinterested directors is no longer required.

The provisions of the Virginia Act relating to an affiliated transactions do not apply if a majority of disinterested directors approve the acquisition of shares making a person an interested shareholder.

The Virginia Act permits corporations to opt out of the affiliated transactions provisions. We have not opted out of such provision.

The Virginia Act also contains provisions regarding certain control share acquisitions, which are transactions causing the voting strength of shares of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold voting percentages (20%, 33 1/3%, or 50%). Shares acquired in a control share acquisition have no voting rights unless the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee-director of the corporation. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition.

The Virginia Act permits corporations to opt out of control share acquisition provisions. We have not opted out of such provision.

The standards of conduct for directors of Virginia corporations are listed in Section 13.1-690 of the Virginia Act. Directors must discharge their duties in accordance with their good faith business judgment of the best interests of the corporation. Directors may rely on the advice or acts of others, including officers, employees, attorneys, accountants and board committees if they have a good faith belief in their competence. Director’s actions are not subject to reasonableness or prudent person standard. Virginia’s federal and state courts have focused on the process involved with directors’ decision-making and are generally supportive of directors if they have based their decision on an informed process.

Anti-takeover Effects

Certain provisions of Virginia law and our articles of incorporation and bylaws could make it more difficult for our shareholders to change the composition of our board of directors and may also have the effect of discouraging a change of control transaction or limiting the price that certain investors might be willing to pay in the future for our common stock. These provisions include:

•

a provision allowing our board of directors to issue preferred stock and to determine the rights and preferences of the preferred stock, including voting rights, without any vote or action by the holders of our common stock. In some cases, the issuance of preferred shares could delay a change in control of Smithfield and make it harder to remove present management;

•	a provision dividing our board of directors into three classes which means that only approximately one-third of our directors are elected each year;

•	a provision allowing the removal of directors only for cause by the vote of at least two-thirds of the outstanding shares entitled to vote;

•

a provision allowing the amendment of the provisions of the articles of incorporation relating to our board of directors only if the amendment receives the affirmative vote of at least two-thirds of the shares entitled to vote;

•	a provision requiring a majority vote of all votes entitled to be cast for certain major transactions;

•	a provision requiring that shareholders provide advance notice when nominating directors or submitting other shareholder proposals;

•	a provision limiting the people who can call a special shareholders’ meeting to the chairman of the board, the chief executive officer, the president or a majority of the board of directors;

•

the application of Virginia law governing “affiliated transactions,” which prohibits us from entering into a business combination with the beneficial owner of 10% or more of our outstanding voting stock for a period of three years after the 10% or greater owner first reached that level of stock ownership, unless we meet certain criteria; and

•

the application of Virginia law governing “control share acquisitions,” which generally denies voting rights to shares acquired in a transaction that causes the voting strength of any person acquiring beneficial ownership of our common stock to meet or exceed certain threshold percentages (20%, 33-1/3% or 50%) of the total votes to be cast for the election of directors.

In addition, the exercise of the rights conferred by our shareholder rights plan would cause substantial dilution to a person attempting to acquire Smithfield on terms not approved by our board of directors and therefore would significantly increase the price that person would have to pay to acquire Smithfield. Consequently, our rights plan may deter a potential hostile acquisition or tender offer.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates, which we refer to in this prospectus as stock purchase contracts. The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as parts of units consisting of a stock purchase contract and beneficial interests in debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the common stock under the stock purchase contracts, which we refer to in this prospectus as stock purchase units. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or refunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable prospectus supplement or other offering materials will describe the terms of the stock purchase contracts or stock purchase units, including, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. We will file the stock purchase contract and any unit agreement with the SEC in connection with any offering of stock purchase contracts or stock purchase units, respectively.

DESCRIPTION OF DEPOSITARY SHARES

We may offer depositary shares (either separately or together with other securities) representing fractional interests in our preferred shares of any series. In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement or other offering materials. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of the preferred shares related to the depositary shares, we will deposit the preferred shares with the relevant preferred share depositary and will cause the preferred share depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fraction of a preferred share represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred shares represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange, redemption and liquidation rights).

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of preferred shares or common shares. Warrants may be issued independently or together with, or as a unit including, preferred shares or common shares offered by any prospectus supplement or other offering materials and may be attached to or separate from any of the other offered securities. Each warrant will entitle the holder to purchase the number of preferred shares or common shares, as the case may be, at the exercise price and in the manner specified in the prospectus supplement or other offering materials relating to those warrants. Warrants will be issued under one or more warrant agreements to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. We will file the warrant agreement, and any unit agreement, with the SEC in connection with any offering of warrants.

The prospectus supplement or other offering materials relating to a particular issuance of warrants will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of the securities purchasable upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of such warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the price at which the principal amount of securities may be purchased upon exercise, which price may be payable in cash, securities, or other property;

•	the date on which the right to exercise the warrants commences and the date on which the right expires;

•	if applicable, the number of common shares or preferred shares purchasable upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	information with respect to book-entry procedures, if any;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the antidilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

SELLING SECURITYHOLDERS

Selling securityholders may use this prospectus in connection with resales of the securities. The applicable prospectus supplement, post-effective amendment or other filings we make with the SEC under the Exchange Act will identify the selling securityholders, the terms of the securities and the transaction in which the securities were acquired. Selling securityholders may be deemed to be underwriters in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commission under the Securities Act of 1933, as amended. Unless otherwise indicated, the selling securityholders will receive all the proceeds from the sale of the securities. We will not receive any proceeds from sales by selling securityholders.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, which requires us to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the SEC or over the Internet at the SEC’s website at http://www.sec.gov. Our common shares are listed on the New York Stock Exchange under the symbol “SFD.” Our reports, proxy statements and other information may also be read and copied at the New York Stock Exchange at 20 Broad Street, New York, NY 10005.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities that we have registered under the registration statement of which this prospectus forms a part:

•	Annual Report on Form 10-K for the year ended April 30, 2006;

•	Quarterly Reports on Form 10-Q for the quarters ended July 30, 2006, October 29, 2006 and January 28, 2007;

•

Current Reports on Form 8-K filed on June 15, 2006, June 20, 2006, June 30, 2006, August 4, 2006, August 10, 2006, August 28, 2006, September 6, 2006, September 18, 2006, September 20, 2006, October 5, 2006, October 24, 2006, November 7, 2006, November 30, 2006 (with respect to information filed pursuant to Item 5.02 only), February 7, 2007, February 15, 2007 (with respect to information filed pursuant to Item 8.01 only), February 23, 2007, May 7, 2007 (with respect to information filed pursuant to Items 5.02, 5.03 and 8.01 only) and June 12, 2007, and Current Report on Form 8-K/A filed on June 14, 2007; and

•

the description of our capital stock contained in the Registration Statement on Form 8-A/A and the description of the rights to purchase Series A Junior Participating Preferred Shares contained in the Registration Statement on Form 8-A, each filed on May 30, 2001.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Corporate Secretary

Smithfield Foods, Inc.

200 Commerce Street

Smithfield, Virginia 23430

(757) 365-3000

LEGAL MATTERS

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by McGuireWoods LLP. Robert L. Burrus, Jr., a partner of McGuireWoods LLP, is one of our directors and owns 10,000 shares of our common stock. As of June 1, 2007, partners of McGuireWoods LLP owned less than one percent of our common stock. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

Our consolidated financial statements at April 30, 2006, and for each of the three years in the period ended April 30, 2006, appearing in our Annual Report on Form 10-K for the fiscal year ended April 30, 2006 (including the schedule appearing therein), and our management’s assessment of the effectiveness of internal control over financial reporting as of April 30, 2006 included therein have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated herein by reference. These consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Premium Standard Farms, Inc. as of March 31, 2007 and March 25, 2006 and for each of the three fiscal years in the period ended March 31, 2007 incorporated into this prospectus by reference from Smithfield’s Current Report on Form 8-K/A filed June 14, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the subsequent acquisition by a subsidiary of Smithfield) which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

21,660,649 Shares

Common Stock

PROSPECTUS

Morgan Stanley

Goldman, Sachs & Co.

Barclays Capital

J.P.Morgan

Rabo Securities USA, Inc.

BMO Capital Markets

ING Wholesale

Societe Generale

Piper Jaffray

September 16, 2009